Exhibit 99

SUMMARY ANNUAL REPORT

FOR WHIRLPOOL CORPORATION 401(K) PLAN

This is a summary of the annual report for the WHIRLPOOL CORPORATION 401(K) PLAN, EIN 38-1490038, Plan No. 001, for the period January 1, 2003 through December 31, 2003. The annual report has been filed with the Employee Benefits Security Administration, U.S. Department of Labor, as required under the Employee Retirement Income Security Act of 1974 (ERISA).

Basic Financial Statement

Benefits under the plan are provided through a trust fund. Plan expenses were $50,438,360. These expenses included $263,866 in administrative expenses, $48,781,020 in benefits paid to participants and beneficiaries, and $1,393,474 in other expenses. A total of 34,766 persons were participants in or beneficiaries of the plan at the end of the plan year, although not all of these persons had yet earned the right to receive benefits.

The value of plan assets, after subtracting liabilities of the plan, was $845,248,340 as of December 31, 2003, compared to $667,652,148 as of January 1, 2003. During the plan year the plan experienced an increase in its net assets of $177,596,192. This increase includes unrealized appreciation and depreciation in the value of plan assets; that is, the difference between the value of the plan’s assets at the end of the year and the value of the assets at the beginning of the year or the cost of assets acquired during the year. The plan had total income of $228,034,552 including employer contributions of $21,175,530, employee contributions of $49,525,468, realized gains of $10,788,720 from the sale of assets, and earnings from investments of $143,930,392.

Your Rights To Additional Information

You have the right to receive a copy of the full annual report, or any part thereof, on request. The items listed below are included in that report:

1.	an accountant’s report;

2.	financial information and information on payments to service providers;

3.	assets held for investment; and

4.	insurance information, including sale commissions paid by insurance carriers; and

5.	information regarding any common or collective trusts, pooled separate accounts, master trusts or 103-12 investment entities in which the plan participates.

To obtain a copy of the full annual report, or any part thereof, write or call WHIRLPOOL CORPORATION, ADMINISTRATIVE CENTER, 2000 M-63 NORTH, MAIL DROP 2804, BENTON HARBOR, MI 49022, (269) 923-2323.

You also have the right to receive from the plan administrator, on request and at no charge, a statement of the assets and liabilities of the plan and accompanying notes, or a statement of income and expenses of the plan and accompanying notes, or both. If you request a copy of the full annual report from the plan administrator, these two statements and accompanying notes will be included as part of that report.

You also have the legally protected right to examine the annual report at the main office of the plan (WHIRLPOOL CORPORATION, ADMINISTRATIVE CENTER, 2000 M-63 NORTH, MAIL DROP 2804, BENTON HARBOR, MI 49022) and at the U.S. Department of Labor in Washington, D.C., or to obtain a copy from the U.S. Department of Labor upon payment of copying costs. Requests to the Department should be addressed to: Public Disclosure Room, Room N1513, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210.